UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

McCORMICK & COMPANY, INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	52-0408290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18 Loveton Circle Sparks, Maryland	21152
(Address of Principal Executive Offices)	(Zip Code)

2005 EMPLOYEES STOCK PURCHASE PLAN
NON-QUALIFIED STOCK OPTIONS

(Full title of plans)

Robert W. Skelton
Senior Vice President, General Counsel & Secretary
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland 21152
(410) 771-7563
(Name, address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered*	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock Non-Voting (no par value)	690,000 shares	$34.31	$23,673,900	$2,786.42

Notes:

* Represents the aggregate number of shares available at April 1, 2005 for issuance under the Plans with the estimated offering price and registration fee calculated in accordance with Rule 457 (c) and (h), based upon the average of the high and low prices reported on the New York Stock Exchange for the Common Stock Non-Voting of the Registrant on April 1, 2005 ($34.31). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

Plan	Common Non-Voting Shares

2005 Employees Stock Purchase Plan	670,000

Non-Qualified Stock Options	20,000

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents or designated portions thereof are incorporated herein by reference in this registration statement:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004;

(b)

The Company's Quarterly Report on Form 10-Q for the three-month period ended February 28, 2005.

(c)

The Company’s Form 10 Registration Statement dated April 29, 1965 (Registration Statement File Number 0-748) registering stock pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as amended by Form 8 filed on August 16, 1988 with the Commission, which describes the Company’s securities.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legal validity of the issuance of the shares of Common Stock Non-Voting offered by the Prospectus has been passed upon by Robert W. Skelton, Senior Vice President and General Counsel of the Company. As of March 1, 2005, Mr. Skelton owned 228,181 shares of the Company’s Common Stock and 94,743 shares of Common Stock Non-Voting, which includes shares of Common Stock and Common Stock Non-Voting beneficially owned by Mr. Skelton alone or jointly with his spouse and children who have the same home as Mr. Skelton. It also includes 150,150 shares of Common Stock and 50,050 shares of Common Stock Non-Voting which could be acquired within 60 days of March 1, 2005 pursuant to the exercise of stock options and 11,317 shares of Common Stock beneficially owned by virtue of his participation in the McCormick 401(k) Retirement Plan. Ernst & Young LLP, Independent Registered Public Accounting Firm of the Company, have no reportable interest in the Company.

Item 6. Indemnification of Directors and Officers

Under the Company’s By-Laws and the Maryland General Corporation Law, the directors and officers of the Company may be entitled to indemnification in respect to threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (“proceedings”) to which they are made a party by reason of their position as a director or officer of the Company. In the case of conduct in their official capacity with the Company, directors and officers will be entitled to indemnification so long as they acted in good faith and in a manner which they reasonably believed was in the best interests of the Company, and in all other cases they will be entitled to indemnification so long as they acted in good faith and in a manner that was at least not opposed to the best interests of the Company. In the case of criminal proceedings, the director or the officer also must have had no reasonable cause to believe that the conduct was unlawful.

If the director or officer is successful on the merits or otherwise in the defense of any proceedings, the director or officer will be entitled to indemnification against reasonable expenses incurred in connection with the proceedings regardless of whether the foregoing standards are met. In addition, a court of competent jurisdiction may order indemnification if it determines that the director or officer has met the foregoing standards, or even if not, if it determines that the director or officer is entitled to indemnification in view of all the relevant circumstances.

Any indemnification required or permitted by the Company’s By-Laws and the Maryland General Corporation Law may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, if the proceeding is by or in the right of the Company, indemnification may be made only against expenses and may not be made in respect of any proceeding in which the director or officer is adjudged to be liable to the Company.

Under the Company’s Charter, the monetary liability of directors and officers to the Company or its stockholders is eliminated except for, and to the extent of, actual receipt of an improper benefit in money, property or services, or in respect to an adjudication based upon a finding of active and deliberate dishonesty material to the cause of action adjudicated.

The Company also maintains for the benefit of its directors and officers insurance covering certain liabilities asserted against or incurred by such persons in their capacity as, or as a result of their position of, director or officer of the Company. This insurance may afford protection for liabilities not subject to indemnification under the Company’s By-Laws and the Maryland General Corporation Law.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  To remove the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Baltimore, and the State of Maryland, on the 4th day of April, 2005.

MCCORMICK & COMPANY, INCORPORATED

By:	/s/ ROBERT J. LAWLESS
Robert J. Lawless Chairman, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ ROBERT J. LAWLESS	Chairman, President & Chief Executive Officer	April 4, 2005
Robert J. Lawless

Principal Financial Officer:

/s/ FRANCIS A. CONTINO	Executive Vice President,	April 4, 2005
Francis A. Contino	Chief Financial Officer & Strategic Planning

Principal Accounting Officer:

/s/ KENNETH A. KELLY, JR.		April 4, 2005
Kenneth A. Kelly, Jr.	Vice President & Controller

A majority of the Board of Directors:

BARRY H. BERACHA, JAMES T. BRADY, FRANCIS A. CONTINO, ROBERT G. DAVEY, EDWARD S. DUNN, JR., J. MICHAEL FITZPATRICK, FREEMAN A. HRABOWSKI, III, ROBERT J. LAWLESS, MARGARET M.V. PRESTON, WILLIAM E. STEVENS AND KAREN D. WEATHERHOLTZ.

By:	/s/ ROBERT W. SKELTON	Attorney-in-fact	April 4, 2005
Robert W. Skelton

McCormick & Company, Incorporated 2005 Employees Stock Purchase Plan.  Pursuant to the requirements of the Securities Act of 1933, the McCormick & Company, Incorporated 2005 Employees Stock Purchase Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Baltimore, and the State of Maryland, on the 4th day of April, 2005.

McCORMICK & COMPANY, INCORPORATED 2005 EMPLOYEES STOCK PURCHASE PLAN

By:	/s/ ROBERT W. SKELTON
Robert W. Skelton Attorney-in-Fact

Exhibit Index

Exhibit		References
(4)	Instruments defining the rights of security holders, including

Restatement of Charter of McCormick & Company, Incorporated dated April 16, 1990, (See Exhibit #4, Registration Statement on S-8, Registration No. 33-39582 filed March 25, 1991), as amended by Articles of Amendment dated April l, 1992 (See Exhibit #4, Registration Statement on Form S-8, Registration No. 33-59842 filed March 19, 1993), as further amended by the Articles of Amendment dated March 27, 2003, a copy of which is attached to this registration statement as Exhibit 4. No instrument of Registrant with respect to long-term debt involves an amount of authorized securities which exceeds 10 percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. Registrant agrees to furnish a copy of any such instrument upon request of the Commission.

(5)	Opinion re: legality	Opinion of Robert W. Skelton, Esquire, attached.

(15)	Letter re: unaudited, interim financial information	Not applicable.

(23)	Consents of experts and counsel	See “Consent of Independent Registered Public Accounting Firm” and Exhibit #5

(24)	Power of Attorney	Attached.